Exhibit (99)(a)

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION dated as of November 19, 2010 (the “Agreement”), among DWS Advisor Funds, a Massachusetts business trust (the “Predecessor Company”), on behalf of DWS Lifecycle Long Range Fund, a segregated portfolio of assets (“series”) thereof (the “Acquired Fund”), and DWS Market Trust, a Massachusetts business trust (the “Successor Company”), on behalf of DWS Lifecycle Long Range Fund, a segregated portfolio of assets (“series”) thereof (the “Acquiring Fund”) (the Acquired Fund and the Acquiring Fund are sometimes referred to herein individually as a “Fund” and collectively as the “Funds”).  All agreements, representations, actions and obligations described herein made or to be taken or undertaken by a Fund are made and shall be taken or undertaken by the Predecessor Company on behalf of the Acquired Fund and by the Successor Company on behalf of the Acquiring Fund.

The parties wish to change the identity and form of the Acquired Fund by converting it to the Acquiring Fund through a reorganization described in section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of the regulations under the Code (the “Regulations”).  The reorganization will consist of the transfer of all of the assets of the Acquired Fund solely in exchange for all the outstanding shares of beneficial interest (“shares”) in the Acquiring Fund, as set forth in Appendix A of this Agreement (collectively, the “Acquiring Fund Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the distribution, on the Closing Date (as defined in paragraph 2.1), of such Acquiring Fund Shares to the holders of the Acquired Fund’s corresponding shares, as set forth in Appendix A of this Agreement (collectively, the “Acquired Fund Shares”), in liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (all such transactions herein collectively referred to as the “Reorganization”).  In the Reorganization, holders of a certain class of shares of the Acquired Fund will receive the same class of shares of the Acquiring Fund.  (Appendix A sets forth each class of shares for the Acquired Fund that will be exchanged for the corresponding class of shares of the Acquiring Fund.)  Each Acquired Fund Shareholder (as defined in paragraph 1.6) will receive Acquiring Fund Shares of the corresponding class, as set forth in Appendix A, equal to the number of full and fractional shares that the Acquired Fund Shareholder holds in the Acquired Fund and with an aggregate net asset value equal to the aggregate net asset value of its investment in the Acquired Fund at the time of the Reorganization.

WHEREAS, the Acquired Fund is a series of the Predecessor Company, a registered open-end management investment company, and the Acquiring Fund is a series of the Successor Company, a registered open-end management investment company, and the Acquired Fund owns securities that are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Acquired Fund is authorized to issue classes of shares as set forth in Appendix A, and the Acquiring Fund is authorized to issue classes of shares as set forth in Appendix A;

WHEREAS, the Successor Company’s Board of Trustees (the “Successor Board”) has determined that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the Acquiring Fund’s assumption of all of the liabilities of the Acquired Fund is in the best interests of the Acquiring Fund and that the interests of the Acquiring Fund’s existing shareholders would not be diluted as a result of the Reorganization; and

WHEREAS, the Predecessor Company’s Board of Trustees (the “Predecessor Board”) has determined that the exchange of all of the assets of the Acquired Fund for Acquiring Fund Shares and the Acquiring Fund’s assumption of all of the liabilities of the Acquired Fund is in the best interests of the Acquired Fund and that the interests of the Acquired Fund’s existing shareholders would not be diluted as a result of the Reorganization.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND THE ACQUIRING FUND’S ASSUMPTION OF ACQUIRED FUND LIABILITIES AND LIQUIDATION OF THE ACQUIRED FUND.

1.1	Subject to the terms and conditions contained herein:

(a)	The Acquired Fund shall assign, transfer and convey to the Acquiring Fund all of the Assets of the Acquired Fund (as defined in paragraph 1.2).

(b)	The Acquiring Fund agrees in exchange therefor—

(i)
to issue and deliver to the Acquired Fund the number of full and fractional Acquiring Fund Shares of each class as set forth in Appendix A equal to the number of outstanding full and fractional shares of the corresponding class of the Acquired Fund set forth on Appendix A, which Acquiring Fund Shares shall have an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund Shares as of the Valuation Date (as defined in paragraph 1.10).  In lieu of delivering certificates for the Acquiring Fund Shares, the Acquiring Fund shall credit the Acquiring Fund Shares to the Acquired Fund’s account on the books of the Acquiring Fund and shall deliver a confirmation thereof to the Acquired Fund, and

(ii)	to assume the Liabilities (as defined in paragraph 1.3) of the Acquired Fund.

(c)	Such transactions shall take place at the closing provided for in paragraph 2.1 (the “Closing”).

1.2
(a)The assets of the Acquired Fund to be acquired by the Acquiring Fund (the “Assets”) shall consist of all property, including all cash, cash equivalents, securities, commodities and futures interests, dividend and interest receivables, claims and rights of action that are owned by the Acquired Fund, and any deferred or prepaid expenses shown as assets on the books of the Acquired Fund, on the

Closing Date.  The Assets shall be invested at all times through the Closing in a manner that ensures compliance with paragraph 3.1(j).

(b)
The Acquired Fund has provided the Acquiring Fund with a list of all of its property as of the date of execution of this Agreement.  The Acquired Fund reserves the right to sell any of such property in the ordinary course of its business.

1.3
The Acquired Fund may endeavor to discharge all of its known liabilities and obligations prior to the Closing Date.  At the Closing, the Acquiring Fund shall assume all liabilities, debts, obligations, expenses, costs, charges and reserves of the Acquired Fund as of the Closing Date (collectively, the “Liabilities”).

1.4
The Assets shall be delivered on the Closing Date to the Acquiring Fund’s custodian (the “Custodian”), for the account of the Acquiring Fund, with all securities not in bearer or book-entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto) to the Custodian for the account of the Acquiring Fund free and clear of all liens, encumbrances, rights, restrictions and claims.  All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Acquiring Fund.

1.5
The Acquired Fund will pay or cause to be paid to the Acquiring Fund any interest received on or after the Closing Date with respect to Assets transferred to the Acquiring Fund hereunder.  The Acquired Fund will transfer to the Acquiring Fund any distributions, rights or other assets received by the Acquired Fund after the Closing Date as distributions on or with respect to the Assets transferred.  Such assets shall be deemed included in the Assets transferred to the Acquiring Fund on the Closing Date and shall not be separately valued.

1.6
On or as soon after the Closing Date as is possible, the Acquired Fund will liquidate and distribute pro rata in accordance with this paragraph to the Acquired Fund’s shareholders of record—some of which hold Acquired Fund Shares in omnibus accounts (the “Nominee Shareholders”)—determined as of the Closing Date (the “Acquired Fund Shareholders”), the Acquiring Fund Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1.  Such liquidation and distribution will be accomplished by transferring the Acquiring Fund Shares of each class then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open individual and omnibus accounts on such books for the benefit of (a) the Acquired Fund Shareholders other than Nominee Shareholders and (b) the indirect holders of Acquired Fund Shares through Nominee Shareholders of the corresponding class (collectively, the “Beneficial Shareholders”) and representing the respective pro rata number of full and fractional Acquiring Fund Shares of such class to which each such Beneficial Shareholder is entitled.  For these purposes, an Acquired Fund Shareholder shall be entitled to receive, with respect to each full and fractional share of the Acquired Fund held by such shareholder, a full and fractional Acquiring Fund Share of the corresponding share class, as set forth in Appendix A.  All issued and outstanding shares of the Acquired Fund will be canceled on the books of the Acquired Fund simultaneously with the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders.

1.7
Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent.  Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s current prospectus(es) and statement of additional information.

1.8
Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquiring Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.9
Any reporting responsibility of the Acquired Fund is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date and such later date on which the Acquired Fund’s existence is terminated.

1.10
The value of the Assets and the amount of the Liabilities shall be computed as of the close of trading on the floor of the New York Stock Exchange (“NYSE”) (usually, 4:00 p.m., Eastern time), except that certain options and futures contracts may be valued 15 minutes after the close of trading on the floor of the NYSE, on the last business day preceding the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Acquired Fund’s most recent prospectus and statement of additional information.

1.11	All computations and calculations of value shall be made by the State Street Bank and Trust Company in accordance with its regular practices as sub-administrator for the Acquiring Fund.

2.	CLOSING AND CLOSING DATE.

2.1
The Closing shall occur as of 9:00 a.m. on April 29, 2011 or such other date as to which the parties may mutually agree (the “Closing Date”).  All acts taking place at the Closing shall be deemed to take place simultaneously as of the Closing unless otherwise provided.  The Closing shall be held at the offices of the Funds at 345 Park Avenue, New York, New York 10154, or such other time and/or place as the parties may mutually agree.

2.2
The Acquired Fund shall deliver to the Acquiring Fund at the Closing a statement of assets and liabilities, including a schedule of the Assets setting forth for all portfolio securities thereon their adjusted tax basis and holding period by lot, as of the Closing, certified by the Predecessor Company’s Treasurer or Assistant Treasurer.  The Custodian shall deliver at the Closing a certificate of an authorized officer stating that the Assets have been delivered in proper form to the Custodian, on behalf of the Acquiring Fund prior to or on the Closing Date.

2.3
If on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Acquired Fund is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on the NYSE or elsewhere is disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or determination of the net asset value of any class of its shares is impracticable, the Closing Date shall be postponed until the first business day after the day when trading has been fully resumed and reporting has been restored.

2.4
The transfer agent for the Acquired Fund shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such shareholder immediately prior to the Closing.  The Acquiring Fund shall issue and deliver a confirmation evidencing the Acquiring Fund Shares to be credited to the Acquired Fund on the Closing Date to the Secretary of the Predecessor Company or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts or other documents as such other party or its counsel may reasonably request.

3.	REPRESENTATIONS AND WARRANTIES.

3.1	The Predecessor Company, on behalf of the Acquired Fund, represents and warrants to the Successor Company as follows:

(a)	The Acquired Fund is a duly established and designated series of the Predecessor Company, and has power to carry on its business as it is now being conducted and to carry out this Agreement.

(b)
The Predecessor Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.

(c)
The current prospectus and statement of additional information of the Acquired Fund and any supplements thereto conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(d)
The Acquired Fund is not, and the execution, delivery and performance of this Agreement by the Predecessor Company will not result, in material violation of the Predecessor Company’s Declaration of Trust, or its By-Laws or of any

agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound.

(e)	The Acquired Fund has no material contracts or other commitments outstanding (other than this Agreement) which will be terminated with liability to it on or prior to the Closing Date.

(f)
No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Acquired Fund or any of its properties that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business.  The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(g)
The Statements of Assets and Liabilities of the Acquired Fund for the last three fiscal years have been audited by the Acquired Fund’s independent registered public accounting firm, and are in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and such statements (copies of which have been furnished to the Successor Company) fairly reflect the financial condition of the Acquired Fund as of such dates, and there are no known contingent liabilities of the Acquired Fund as of such dates not disclosed therein.

(h)
Since the end of the last fiscal year, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred.

(i)
All federal, state, local and other tax returns and reports of the Acquired Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are correct in all material respects.  All federal, state, local and other taxes required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof.  To the best of the Predecessor Company’s knowledge, no tax authority is currently auditing or preparing to audit the Acquired Fund, and no assessment for taxes, interest, additions to tax, or penalties has been asserted against the Acquired Fund.

(j)
For each taxable year of its operations, the Acquired Fund (i) has elected to qualify, and has qualified or will qualify (in the case of the taxable year that includes the Closing Date for that portion of such taxable year ending with the Closing Date), as a “regulated investment company” under the Code (a “RIC”), (ii) has been eligible to and has computed its federal income tax under section 852 of the Code, and (iii) has been, and will be as of the Closing Date treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code.  The Acquired Fund will qualify as a RIC as of the Closing Date and will have satisfied as of the close of its most recent prior quarter of its taxable year, the diversification requirements of section 851(b)(3) of the Code without regard to the last sentence of section 851(d) of the Code.  The Acquired Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Acquired Fund to fail to qualify as a RIC under the Code.  The Acquired Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

(k)	The Liabilities were incurred by the Acquired Fund in the ordinary course of its business.

(l)	The Acquired Fund is not under the jurisdiction of a court in a “title 11 or similar case” (within the meaning of section 368(a)(3)(A) of the Code).

(m)	The Acquired Fund will be terminated as soon as possible after the Closing.

(n)
All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid upon receipt of full payment in accordance with the terms contemplated by the Acquired Fund’s then-current prospectus and statement of additional information, and non-assessable by the Acquired Fund.  All of the issued and outstanding shares of the Acquired Fund will, on the Closing Date, be held by the persons and in the amounts set forth in the records of the transfer agent, as certified in paragraph 2.4.  The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquired Fund shares, nor is there outstanding any security convertible into any Acquired Fund shares.

(o)	On the Closing Date, the Acquired Fund will have full right, power and authority to sell, assign, transfer and deliver the Assets.

(p)
The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the Predecessor Board, and this Agreement will constitute the valid and legally binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

3.2	The Successor Company, on behalf of the Acquiring Fund, represents and warrants to the Predecessor Company as follows:

(a)	Before the Closing Date, the Acquiring Fund will be a duly established and designated series of the Successor Company, and will have power to carry on its business and to effectuate this Agreement.

(b)
The Acquiring Fund was formed solely for the purpose of effecting the Reorganization and has not commenced operations or engaged in any business and will not do so until after the Closing.  There shall be no issued and outstanding shares of the Acquiring Fund prior to the Closing Date other than the share issued to the sole shareholder of the Acquiring Fund in association with the organization of the Acquiring Fund (the “Initial Share”).  The Acquiring Fund will redeem and cancel such Initial Share immediately prior to the Closing in exchange for an amount equal to the consideration received by the Acquiring Fund for such Initial Share so that the Acquiring Fund will own no assets at the time of the Closing.

(c)	The Successor Company is registered under the 1940 Act as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.

(d)
The prospectus(es) and statement of additional information of the Acquiring Fund and any supplements thereto effective as of the Closing Date will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)
The Acquiring Fund is not, and the execution, delivery and performance of this Agreement by the Successor Company will not result, in material violation of the Successor Company’s Declaration of Trust or its Bylaws or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound.

(f)
No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Acquiring Fund or any of its properties that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business.  The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby.

(g)
The Acquiring Fund (i) will elect to be taxed as a RIC, will qualify for the tax treatment afforded RICs under the Code for its taxable year that includes the Closing Date, and intends to continue to qualify for such treatment for its subsequent taxable years, (ii) will be eligible to compute its federal income tax under section 852 of the Code for the taxable year that includes the Closing Date, and (iii) will be treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code for the taxable year that includes the Closing Date.

(h)	No consideration other than the Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization.

(i)
The Acquiring Fund has no plan or intention to issue additional Acquiring Fund shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does the Acquiring Fund, or any person “related” (within the meaning of section 1.368-1(e)(3) of the Regulations) to the Acquiring Fund, have any plan or intention to redeem or otherwise reacquire—during the five-year period beginning at the Closing Date, either directly or through any transaction, agreement or arrangement with any other person—with consideration other than Acquiring Fund shares, any Acquiring Fund Shares issued to the Acquired Fund Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business as required by section 22(e) of the 1940 Act.

(j)
The Acquiring Fund will, after the Reorganization, (i) continue the “historic business” (within the meaning of section 1.368-1(d)(2) of the Treasury Regulations) that the Acquired Fund conducted before the Reorganization and (ii) use a significant portion of the Acquired Fund’s “historic business assets” (within the meaning of section 1.368-1(d)(3) of the Treasury Regulations) in that business.

(k)	There is no plan or intention for the Acquiring Fund to be dissolved or merged into another entity or any “fund” (within the meaning of section 851(g)(2) of the Code) following the Reorganization.

(l)	The Acquiring Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, any shares of the Acquired Fund.

(m)
All Acquiring Fund Shares, when issued pursuant to the Reorganization, will be duly and validly issued by the Acquiring Fund and will be outstanding, fully paid and non-assessable shares of the Acquiring Fund.  Before the Closing Date, (i) there will be no issued and outstanding shares in the Acquiring Fund or any other securities issued by the Acquiring Fund, after taking into account the redemption and cancellation of the Initial Share, and (ii) the Acquiring Fund will not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund shares, nor will there be outstanding any security convertible into any Acquiring Fund shares.

(n)
The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the Successor Board, and this Agreement will constitute the valid and legally binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

4.	COVENANTS OF THE FUNDS.

4.1
The Acquired Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include payment of customary dividends and other distributions.

4.2
Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

4.3
As promptly as practicable, but in any case within sixty days after the Closing Date, the Acquired Fund shall furnish the Acquiring Fund, in form reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes that will be carried over to the Acquiring Fund under section 381 of the Code, which statement shall be certified by the Predecessor Company’s President or Vice President and its Treasurer or Assistant Treasurer.

4.4
The Successor Company has filed a Post-Effective Amendment to its Registration Statement (the “Registration Statement”) relating to the issuance of Acquiring Fund Shares hereunder, in compliance with the 1933 Act and the 1940 Act and the rules thereunder.

4.5
The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

4.6
It is the intention of the parties that the transaction will qualify as a reorganization within the meaning of section 368(a)(1)(F) of the Code.  None of the Predecessor Company, the Acquired Fund, the Successor Company or the Acquiring Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or that results in the failure of the transaction to qualify as a reorganization within the meaning of section 368(a)(1)(F) of the Code.  At or prior to the Closing Date, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Vedder Price P.C. to render the tax opinion contemplated in this Agreement.

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.

The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

5.1
All representations and warranties of the Predecessor Company on behalf of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

5.2	The Acquired Fund shall have delivered to the Acquiring Fund the schedule of Assets referred to in paragraph 2.2.

5.3
The Predecessor Company shall have delivered to the Successor Company on the Closing Date a certificate executed in its name by the Predecessor Company’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Successor Company, to the effect that the representations and warranties of the Predecessor Company made in this Agreement on behalf of the Acquired Fund are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Successor Company reasonably requests.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.

The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

6.1
All representations and warranties of the Successor Company on behalf of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.2
The Successor Company shall have delivered to the Predecessor Company on the Closing Date a certificate executed in its name by the Successor Company’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Predecessor Company, to the effect that the representations and warranties of the Successor Company made in this Agreement on behalf of the Acquiring Fund are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Predecessor Company reasonably requests.

6.3
The Successor Company (on behalf of and with respect to the Acquiring Fund) shall have entered into or adopted an investment management agreement with the investment advisers as set forth in Appendix B, an Administrative Services Agreement with Deutsche Investment Management Americas Inc. (“DIMA”), a distribution agreement with DWS Distributors Inc., plans of distribution pursuant to Rule 12b-1 under the 1940 Act, shareholder services plans, a transfer agency agreement with DWS Investments Service Company, and other agreements necessary for the Acquiring Fund’s operation as a series of an open-end investment company.  The investment management agreement and each such agreement and plan shall have been approved by the Successor Board, including, to the extent required by law, those trustees who are not “interested persons” (as defined in the 1940 Act) of the Successor Company or DIMA and who do not have a material interest in such agreement or plan or any related agreement.

7.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE FUNDS.

If any of the conditions set forth below do not exist on or before the Closing Date with respect to either Fund, the other Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

7.1
On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

7.2
All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by either Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either party hereto may for itself waive any of such conditions.

7.3
The Registration Statement shall have become effective, no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

7.4
The parties shall have received an opinion (“Tax Opinion”) of Vedder Price P.C. (“Counsel”) substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(a)
The Acquiring Fund’s acquisition of all the Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities, followed by the Acquired Fund’s pro rata distribution of those shares, to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund, will qualify as a “reorganization”

within the meaning of section 368(a)(1)(F) of the Code, and each Fund will be “a party to a reorganization” within the meaning of section 368(b) of the Code, with respect to the Reorganization;

(b)
The Acquired Fund will recognize no gain or loss on the transfer of all the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of all the Liabilities or on the subsequent distribution (whether actual or constructive) of those shares to the Acquired Fund Shareholders solely in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund;

(c)	The Acquiring Fund will recognize no gain or loss on its receipt of all the Assets in exchange solely for Acquiring Fund Shares and its assumption of all the Liabilities;

(d)
The Acquiring Fund’s basis in the Assets will be the same as the Acquired Fund’s basis therein immediately before the Reorganization, and the Acquiring Fund’s holding period for the Assets will include the Acquired Fund’s holding period therefor;

(e)	A Beneficial Shareholder will recognize no gain or loss on the actual or constructive exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(f)
A Beneficial Shareholder’s aggregate basis in the Acquiring Fund Shares it receives pursuant to the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Acquired Fund Shares, provided the shareholder held the Acquired Fund Shares as capital assets at the time of the Reorganization; and

(g)
The taxable year of the Acquired Fund will not end as a result of the Reorganization.  The part of the taxable year of the Acquired Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

The Tax Opinion shall be based on customary assumptions and such representations as Counsel may reasonably request of the Funds, and the Acquired Fund and the Acquiring Fund will cooperate to make and certify the accuracy of such representations.  In rendering the Tax Opinion, Counsel also may rely without independent verification, on the representations and warranties made in this Agreement (without regard to paragraph 10.1), which Counsel may treat as representations and warranties made to it, and the certificates delivered pursuant to paragraphs 5.3 and 6.2.

Notwithstanding the foregoing, the Tax Opinion will state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Beneficial Shareholder with respect to (1) any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the transfer thereof under a mark-to-market system of accounting or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this paragraph 7.4.

8.	TERMINATION OF AGREEMENT; EXPENSES.

8.1
This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Predecessor Board or of the Successor Board, as the case may be, at any time prior to the Closing Date if circumstances develop that, in the opinion of such Board, make proceeding with the Reorganization inadvisable with respect to its Fund.

8.2
If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of paragraph 8.1, this Agreement shall become void and have no effect, without any liability in respect of this Agreement on the part of either party hereto or their respective Trustees, officers or shareholders.

8.3	The expenses of the Reorganization shall be borne by the Funds.

9.	WAIVER.

At any time prior to the Closing Date, any of the conditions set forth in Sections 5, 6 and 7 (other than paragraph 7.4) may be waived by the Successor Board or the Predecessor Board if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquiring Fund or of the Acquired Fund, as the case may be.

10.	MISCELLANEOUS.

10.1	None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

10.2
This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof.  Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.

10.3
This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by either Fund shall be governed and construed in accordance with the laws of the Massachusetts, in each case without giving effect to principles of conflict of laws;

provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

10.4	This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.

10.5
This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

10.6
(a)References herein to the Successor Company or its Trustees refer to them, respectively, not individually or personally, but as acting from time to time under the Declaration of Trust, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Successor Company.  The obligations of the Successor Company entered into in the name or on behalf of the Acquiring Fund, its representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the other series of the Successor Company or on the shareholders or representatives of the Acquiring Fund personally, but bind only the Acquiring Fund’s property; and all persons dealing with the Acquiring Fund must look solely to the Acquiring Fund’s property for the enforcement of any claims against the Acquiring Fund.

(b)
References herein to the Predecessor Company or its Trustees refer to them, respectively, not individually or personally, but as acting from time to time under the Declaration of Trust, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Predecessor Company.  The obligations of the Predecessor Company entered into in the name or on behalf of the Acquired Fund, its representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the other series of the Predecessor Company or on the shareholders or representatives of the Acquired Fund personally, but bind only the Acquired Fund’s property; and all persons dealing with the Acquired Fund must look solely to the Acquired Fund’s property for the enforcement of any claims against the Acquired Fund.

10.7
Any references in this Agreement to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Acquired Fund shall be deemed references to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Predecessor Company on behalf of the Acquired Fund.

10.8
Any references in this Agreement to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Acquiring Fund shall be deemed references to actions taken, deliveries by or to, representations and warranties made by or to, or obligations of, the Successor Company on behalf of the Acquiring Fund.

IN WITNESS WHEREOF, the Predecessor Company and the Successor Company each have caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

DWS Advisor Funds, on behalf of DWS Lifecycle Long Range Fund
ATTEST: /s/John Millette Name: John Millette Title: Secretary	By: /s/Michael G. Clark Name: Michael G. Clark Title: President
DWS Market Trust, on behalf of DWS Lifecycle Long Range Fund
ATTEST: /s/John Millette Name: John Millette Title: Secretary	By: /s/Michael G. Clark Name: Michael G. Clark Title: President

APPENDIX A

ACQUIRED FUND AND CLASSES OF SHARES	TO BE EXCHANGED FOR	CORRESPONDING ACQUIRING FUND AND CLASSES OF SHARES
Class S		Class S
Institutional Class		Institutional Class

APPENDIX B

ACQUIRING FUND AND INVESTMENT ADVISERS

ACQUIRING FUND	INVESTMENT ADVISER
DWS Lifecycle Long Range Fund	Deutsche Investment Management Americas Inc. QS Investors, LLC